Exhibit 99.1

MERGE HEALTHCARE
LOGO

News Release
FOR IMMEDIATE RELEASE

Investor Contact:
Steven M. Oreskovich
Chief Financial Officer
414.977.4000
ir@mergehealthcare.com

MERGE HEALTHCARE ANNOUNCES SECOND QUARTER

2008 FINANCIAL RESULTS

Milwaukee, WI, August 11, 2008 - Merge Healthcare Incorporated (NASDAQ: MRGE; TSX: MRG), today announced financial results for the second quarter ended June 30, 2008. In addition, the Company announced that it has filed its quarterly report on Form 10-Q with the Securities and Exchange Commission.

Second Quarter Results:

For the second quarter ended June 30, 2008, net sales totaled $13.3 million, compared to $14.0 million in the second quarter ended June 30, 2007 and $13.7 million in the first quarter ended March 31, 2008.

Operating loss for the second quarter ended June 30, 2008 was $18.3 million, compared to an operating loss of $10.7 million in the second quarter ended June 30, 2007 and $8.4 million in the first quarter March 31, 2008. Contributing to the operating loss for the second quarter of 2008 were charges of:

•	$7.5 million related to our restructuring initiative announced in June 2008 consisting of $4.6 million in severance and related employee termination costs, $2.0 million of share-based compensation expense associated with the accelerated vesting of stock options and restricted stock for certain former officers and $0.8 million of contract exit costs;

•	$1.1 million tradename impairment associated with renaming our Cedara Software business unit;

•	$1.7 million related to the disposal of our French subsidiary; and

•	$3.0 million related to the settlement of the shareholder lawsuit against the Company.

Contributing to the operating loss for the second quarter of 2007 was a restructuring charge of $0.2 million in connection with the rightsizing initiative announced in November of 2006. Contributing to the operating loss for the first quarter of 2008 was a restructuring charge of $1.4 million, primarily severance costs, incurred in connection with a rightsizing initiative announced February of 2008, partially offset by a $1.1 million reimbursement from our primary insurance carrier for legal fees incurred with the shareholder lawsuit.

Our net loss for the second quarter of 2008 was $18.2 million, or $0.45 per basic and diluted share, compared to a net loss of $10.7 million, or $0.32 per basic and diluted share, in the second quarter of 2007 and a net loss of $7.8 million, or $0.23 per basic and diluted share, in the first quarter of 2008.

During the second quarter of 2008, the cash balance increased by approximately $12.2 million from $8.5 million at March 31, 2008 to approximately $20.7 million at June 30, 2008. The increased cash balance is primarily attributable to a private placement transaction completed on June 4, 2008 from which the Company received net proceeds of $16.6 million.

Six Month Results:

For the six months ended June 30, 2008, our net sales totaled $27.1 million, compared to $29.9 million for the six months ended June 30, 2007. The operating loss for the six months ended June 30, 2008 was $26.7 million compared to an operating loss of $20.9 million for the six months ended June 30, 2007. Net loss for the six months ended June 30, 2008 totaled $26.0 million, or $0.70 per basic and diluted share, compared to $20.5 million, or $0.60 per basic and diluted share, for the six months ended June 30, 2007.

Bookings:

Bookings and contract information, for the second quarter ended June 30, 2008, the second quarter ended June 30, 2007 and the first quarter ended March 31, 2008 are as follows:

	Q2 2008	Q2 2007	Q1 2008
Bookings	$10 million	$10 million	$9 million
# of Contracts with new customers	9	10	9
# of Contracts in excess of $1 million	3	1	1

Bookings are defined by the Company as the value of all contracts signed or orders received during a period that were not previously included in contracted bookings or that exceeded the original amount of the contract. Bookings specifically exclude all value attributed to maintenance contracts other than the first year of customer support in a contract that includes the purchase of software.

Financial Results, Business Operations and Strategy Conference Call:

A conference call has been scheduled for Tuesday, August 12, 2008 at 8:30 a.m. (Eastern Daylight Time) to review second quarter 2008 results and to provide an update of the Company’s business operations and strategy.

Investors will have the opportunity to listen to the conference call via telephone or over the Internet. To listen to the call, investors should go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the broadcast, a replay via the Internet or phone will also be available shortly after the call. Detailed call and web cast information is listed below.

To access the call, dial 1.800.221.2015 or 706.634.2159. Please reference the updated Conference ID Number: 59928196. The call may also be accessed via web cast at http://audioevent.mshow.com/346279/. For additional details, along with replay information, please visit our website at: http://www.merge.com/CORP/investorrelations/confcalllist.asp.

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GAAP versus Non- GAAP Presentation

Merge Healthcare provides in this press release adjusted operating income (loss) as additional information regarding the Company’s operating results. This measure is not in accordance with, or an alternative for, GAAP and may be different from non-GAAP operating income (loss) used by other companies. The Company believes that this presentation of adjusted operating income (loss) provides useful information to investors regarding additional financial and business trends relating to the Company’s financial condition and results of operations. This release should be read in conjunction with our Quarterly Report on Form 10-Q for the period ended June 30, 2008.

The non-GAAP adjusted operating income (loss) excludes the impact of tradename impairment, restructuring and other expenses, share-based compensation expense under SFAS 123(R), depreciation, amortization and related impairment expense and legal and accounting costs associated with prior restatements, various lawsuits and the pursuit of alternate strategic options. Results prepared in accordance with U.S. GAAP are reconciled with non-GAAP results excluding the impact of these adjustments. A full reconciliation of our GAAP operating income (loss) to non-GAAP adjusted operating income (loss) is included in the supplemental attachment to this release.

# # #

Merge Healthcare is a developer of medical imaging and clinical software applications and developmental tools that are on the forefront of medicine. We develop medical imaging software solutions that support end-to-end business and clinical workflow for radiology department and specialty practices, imaging centers and hospitals. Our software technologies accelerate market delivery for our OEM customers, while our end-user solutions improve our customers’ productivity and enhance the quality of the patient experience. For additional information, visit our website at www.mergehealthcare.com.

Cautionary Notice Regarding Forward-Looking Statements

This announcement may include forward-looking statements within the meaning and subject to the protections of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this announcement, the words “will,” “anticipates,” “expects” and similar expressions of the future are intended to assist you in identifying such forward-looking statements. Any number of factors could cause the actual results to differ from the results contemplated by such forward-looking statements, including, but not limited to: unexpected difficulties or costs associated with the restructuring initiatives; unanticipated issues associated with realizing the projected cost savings from the restructuring initiatives; ability to pay interest and repay the principal for our indebtedness; costs and risks associated with executing business plans and effecting strategic options; risks and effects of the past restatements of financial statements of the Company and other actions that may be taken or required as a result of such restatements; the Company’s ability to generate sufficient cash from operations to meet future operating, financing and capital requirements; the Company’s ability to timely file reports with the Securities and Exchange Commission; risks associated with the Company’s ability to meet the requirements of The NASDAQ Stock Market for continued listing, including possible delisting; market acceptance of the Company’s delivery model and continuing product demand; and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements, since the statements speak only as of the date that they are made. We do not have, or undertake any obligation to, publicly update, revise or correct any of the forward-looking statements after the date of this announcement, or after the respective dates on which such statements otherwise are made, whether as a result of new information, future events or otherwise. This announcement should be read in conjunction with the risk factors, financial information and other information contained in the filings that the Company makes and previously has made with the Securities and Exchange Commission.

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
	June 30,	December 31,
	2008	2007
	(Unaudited)
Current assets:
Cash	$20,715	$14,000
Accounts receivable, net	10,681	11,810
Inventory	1,090	1,754
Prepaid expenses	2,939	1,970
Deferred income taxes	777	260
Other current assets	496	771

Total current assets	36,698	30,565
Property and equipment, net	3,172	4,631
Purchased and developed software, net	7,500	8,932
Customer relationships, net	2,773	3,291
Trade names	—	1,060
Deferred tax assets	4,280	4,585
Investments	7,676	8,156
Other	1,277	415

Total assets	$63,376	$61,635

Current liabilities:
Accounts payable	$7,163	$7,114
Accrued wages	2,709	2,621
Restructuring accrual	5,849	131
Deferred revenue	16,635	16,901
Other accrued liabilities	2,824	2,920

Total current liabilities	35,180	29,687
Note payable	13,980	—
Deferred income taxes	85	257
Deferred revenue	1,888	1,787
Income taxes payable	5,342	5,338
Other	391	161

Total liabilities	56,866	37,230
Total shareholders’ equity	6,510	24,405

Total liabilities and shareholders’ equity	$63,376	$61,635

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Net sales
Software and other	$6,280	$6,693	$12,335	$14,863
Services and maintenance	7,035	7,343	14,723	15,047
Total net sales	13,315	14,036	27,058	29,910
Cost of sales
Software and other	1,329	1,445	2,528	3,442
Services and maintenance	3,168	3,450	6,943	6,970
Amortization and impairment	716	1,633	1,432	2,695
Total cost of sales	5,213	6,528	10,903	13,107

Gross margin	8,102	7,508	16,155	16,803
Operating costs and expenses:
Sales and marketing	2,311	4,654	5,673	9,387
Product research and development	3,485	5,412	8,220	10,795
General and administrative	8,452	6,900	14,610	14,439
Trade name impairment, restructuring and other expenses	10,705	209	12,067	1,006
Depreciation, amortization and impairment	1,458	1,034	2,300	2,036
Total operating costs and expenses	26,411	18,209	42,870	37,663

Operating loss	(18,309)	(10,701)	(26,715)	(20,860)
Other income (expense)	(272)	(28)	302	424

Loss before income taxes	(18,581)	(10,729)	(26,413)	(20,436)
Income tax expense (benefit)	(384)	11	(384)	25

Net loss	$(18,197)	$(10,740)	$(26,029)	$(20,461)

Net loss per share — basic and diluted	$(0.45)	$(0.32)	$(0.70)	$(0.60)

Weighted average number of common
shares outstanding — basic and diluted	40,251,186	33,914,974	37,088,684	33,900,410

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)
	Six Months Ended
	June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(26,029)	$(20,461)
Adjustments to reconcile net loss to
net cash provided by (used in) operating activities:
Depreciation, amortization and impairment	3,732	4,731
Share-based compensation	3,534	2,556
Loss on disposal of subsidiary	1,713	—
Amortization of note payable issuance costs & discount	74	—
Trade name impairment	1,060	—
Provision for doubtful accounts receivable and sales returns, net of recoveries	22	383
Deferred income taxes	(384)	(197)
Change in assets and liabilities, net of effects of dispositions:
Accounts receivable	1,020	(937)
Inventory	664	(425)
Prepaid expenses	(1,439)	(392)
Accounts payable	(9)	(488)
Accrued wages	88	223
Restructuring accrual	5,718	(1,315)
Deferred revenue	(164)	1,123
Other accrued liabilities	134	(358)
Other	(100)	863

Net cash used in operating activities	(10,366)	(14,694)
Cash flows from investing activities:
Purchases of property, equipment and leasehold improvements	(482)	(1,038)
Capitalized software development	—	(726)

Net cash used in investing activities	(482)	(1,764)
Cash flows from financing activities:
Proceeds from issuance of term note, net of non-cash discount of $510	14,490	—
Proceeds from issuance of Common Stock	5,479	—
Note and stock issuance costs paid	(2,386)	—
Proceeds from exercise of stock options and employee stock purchase plan	30	215

Net cash provided by financing activities	17,613	215
Effect of exchange rate changes on cash	(50)	6

Net increase (decrease) in cash	6,715	(16,237)
Cash and cash equivalents, beginning of period	14,000	45,945

Cash and cash equivalents, end of period	$20,715	$29,708

MERGE HEALTHCARE INCORPORATED AND SUBSIDIARIES
RECONCILIATION OF US GAAP RESULTS TO NON-GAAP RESULTS
(in thousands)
(Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
Operating Loss	$(18,309)	$(10,701)	$(26,715)	$(20,860)
Non-GAAP Adjustments:
Share-based compensation expense	236	1,362	1,564	2,544
Depreciation, amortization and impairment	2,174	2,667	3,732	4,731
Trade name impairment, restructuring and other expenses	10,705	209	12,067	1,006
Legal, professional and accounting fees associated with restatement and related litigation and the pursuit of alternate strategic options (1)
	4,559	869	4,875	2,226

Adjusted Operating Loss	$(635)	$(5,594)	$(4,477)	$(10,353)

(1) Net of $1,050 reimbursement from our primary insurance carrier in the first quarter of 2008.